Exhibit 16

[Ernst & Young LLP Letterhead]

November 10, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 10, 2004, of Earl Scheib, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP